Exhibit T3A.8(d)

State of Delaware Secretary of State Division of Corporations Delivered 12:22 PM 11/09/2021 FILED 12:22 PM 11/09/2021 SR 20213744295 - File Number 6992347

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1.	Name of Limited Liability Company: GPU ONE HOLDING LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

The name of the limited liability company is: CORE SCIENTIFIC SPECIALTY MINING (OKLAHOMA) LLC

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 8 day of November, A.D. 2021.

By:	/s/ Todd Duchene
Authorized Person(s)

Name:	Todd Duchene, Secretary of Member
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